Exhibit 5.1

     IDEXX                                            IDEXX Laboratories, Inc.
                                   One IDEXX Drive, Westbrook, Maine 04092 USA
                                                        Telephone 207-856-0300
     August 30, 1996                                    Facsimile 207-856-0346
                                                              Telex 9103807069

     IDEXX Laboratories, Inc.
     One IDEXX Drive
     Westbrook, Maine  04092

          Re:  1991 Stock Option Plan

     Ladies and Gentlemen:

          I am General Counsel to IDEXX Laboratories, Inc., a Delaware corporation (the "Company"). In such capacity, I have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration of 975,000 shares of Common Stock, par value $.10 per share (the "Shares"), of the Company, issuable upon exercise of options to be granted under the Company's 1991 Stock Option Plan (the "Plan").

          I have examined the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated By-Laws of the Company, as amended, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for purposes of this opinion.

          In my examination of the foregoing documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

          Based on the foregoing, I am of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement to be issued under the Plans, as described in the Registration Statement, and the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

                                        Very truly yours,

                                        /s/ Richard B. Thorp
                                        Richard B. Thorp
                                        General Counsel